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                                                                     Exhibit 12


                         CITADEL BROADCASTING COMPANY
     DEFICIENCY OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                   Predecessor                                  Company
                                ----------------   ---------------------------------------------------------   Nine Months Ended
                                                                               Year Ended December 31,            September 30,
                                January 1, 1992      July 24, 1992       -----------------------------------   -------------------
                                to July 23, 1992   to Dec. 31, 1992     1993      1994      1995      1996         1996      1997
                                ----------------   ----------------     ----      ----      ----      ----         ----      ----
Earnings                                  707               (2,388)     (1,444)    (119)     1,274     4,923        3,662     5,762

Fixed charges:
Interest expense                          364                1,029       2,637    4,866      5,242     6,155        4,177     8,214
Amortization of debt issuance
  costs and debt discounts                -                     35         139      287        132       371          348       138
33% of rent expense                        43                   61         179      209        246       363          250       524
Dividend requirement                      -                    -           -        -          -         -            -       3,303
                                        -----                -----       -----    -----      -----     -----        -----     -----

Earnings (deficiency of earnings)
  to fixed charges                        300               (3,513)     (4,399)  (5,481)    (4,346)   (1,966)      (1,113)   (6,417)
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